Exhibit 99.1

Biovest Reports a Significant Discovery in Cancer Vaccines

for Lymphoma: Vaccine Isotype Determines Improvement

in Disease-Free Survival Following Vaccine Therapy

TAMPA, FL and MINNEAPOLIS, MN – December 6, 2010 – Biovest International, Inc. (OTCQB: “BVTI”) today announced at the American Society of Hematology (ASH) Annual Meeting in Orlando, Florida, an updated Phase III data analysis for BiovaxID®, Biovest’s personalized vaccine for the treatment of non-Hodgkin’s lymphoma. This analysis suggests that the improved disease-free survival following personalized lymphoma vaccine therapy depends on an integral tumor protein fragment administered as part of each patient’s vaccine. In lymphoma, this protein fragment, termed the “isotype”, was previously believed to be unimportant to vaccine response. The new analysis further suggests that patients receiving a vaccine with a specific isotype (IgM) experienced a dramatic disease-free survival benefit.

Stephen J. Schuster, M.D., Associate Professor of Medicine at the Abramson Cancer Center of the University of Pennsylvania, and BiovaxID study investigator, presented the data at the ASH conference. Dr. Schuster explained, “This significant new data may help shape future cancer vaccine development. Unlike previous vaccine approaches, Biovest manufactures BiovaxID using each patient’s entire tumor protein including both the variable region (idiotype), as well as the heavy-chain isotype. Biovest’s manufacturing process preserves the isotype of the tumor (either IgM or IgG) in each patient’s vaccine. In the study, IgM-positive patients treated with an IgM vaccine and IgG-positive patients treated with IgG vaccine were compared to isotype-matched control patients, and the results were both unanticipated and dramatic. We discovered a fundamental relationship between vaccine isotype and the efficacy of the vaccine.”

According to Carlos F. Santos, Ph.D. Biovest’s Vice President of Scientific Affairs, Product Development & Regulatory Affairs, “This is the ultimate definition of personalized medicine, as we can now screen a patient with a simple diagnostic in advance of vaccine treatment to determine suitability, and then manufacture a vaccine to stimulate each individual’s immune response to target the destruction of their lymphoma. Based on the analysis of our Phase III results reported today, after five-years following vaccination, approximately 42% of the patients treated with IgM-vaccine remained tumor-free as compared to approximately 11% of IgM-positive patients receiving a control vaccine. IgM-positive patients treated with BiovaxID remained tumor-free nearly twice as long (52.9 months median-time-to-relapse) compared to IgM-postive control (28.7 months median-time-to-relapse; p=0.001). In stark contrast, there was no statistically significant difference in disease-free survival observed when comparing the patients treated with IgG-vaccine and IgG-positive control patients. In addition to strengthening the clinical evidence for the efficacy of BiovaxID, these data likely explain why prior lymphoma vaccine clinical trials, such as those by Favrille, Inc. and Genitope Corporation failed; these vaccines universally employed IgG isotype, regardless of the patient’s actual tumor isotype. Notwithstanding the relatively small sample sizes in this analysis, the highly-statistically significant difference in disease-free survival observed makes the isotype-dependent outcome clear and unambiguous. We believe these results expand the industry’s knowledge in the field of cancer vaccines by demonstrating that cancer vaccine isotype profoundly impacts vaccination outcomes.”

Dr. Santos clarified Biovest’s regulatory strategy, “It is important to note that our Phase III study achieved statistical significance for disease-free survival (p=0.045) in the prospectively-identified, modified intent-to-treat population which analyzed all patients who were treated with BiovaxID or control (including IgM and IgG patients). Those previously announced results, which we reported at the ASCO Plenary Session last year, form the foundation for our regulatory strategy. Our discovery of the relationship between isotype and clinical benefit represents a significant discovery for cancer vaccine development, and comprises but one of a number of potentially important analyses which we are currently conducting. Accordingly, we believe that the findings reported today will further cement the efficacy of BiovaxID and will play a significant role in our planned regulatory discussions.”

Dr. Schuster presented the following IgM versus IgG BiovaxID Phase III results at ASH this morning. Among the 75 patients receiving BiovaxID in the study, 35 received BiovaxID manufactured with an IgM isotype and 40 received BiovaxID manufactured with an IgG isotype with each treatment vaccine produced to correspond with the patient’s tumor immunoglobulin isotype. Of 40 patients receiving control, 25 had tumors with IgM isotype and 15 had tumors with IgG isotype. Two of the patients in the vaccinated treatment/control population had a tumor with mixed IgM/IgG isotypes and were excluded from this analysis. Among 35 patients with IgM tumor isotype receiving BiovaxID manufactured with an IgM isotype, median time to relapse after randomization was 52.9 months versus 28.7 months in the IgM tumor isotype control-treated patients (log-rank p=0.001; HR=0.34 (p=0.002); [95% CI: 0.17-0.68]. Among 40 patients with IgG tumor isotype receiving BiovaxiD manufactured with an IgG isotype, median time to relapse after randomization was 35.1 months, versus 32.4 months in control-treated patients with IgG tumor isotype (log-rank p=0.807; HR=1.1 (p=0.807): [95% CI: 0.50-2.44].

Biovest’s President, Mr. Samuel S. Duffey, stated, “It is our sincere hope that this new data and its impact on future cancer vaccine development will be important to patients suffering from lymphoma. There is no other cancer vaccine that we are aware of, either approved or in clinical trials, that has conducted an isotype/idiotype analysis such as that reported today for BiovaxID. We believe that this new data may have potentially paradigm-changing implications to the future of cancer vaccine development and accordingly, we have filed new patent applications in order to add another layer of protection for BiovaxID, as well as potentially covering other new vaccines and products that may be developed based on this technology.”

The abstract, “Vaccination with IgM but Not IgG Idiotype Prolongs Remission Duration in Follicular Lymphoma Patients”, reporting on the BiovaxID Phase III results can be accessed at the ASH website by visiting: http://ash.confex.com/ash/2010/webprogram/Paper34600.html

This evening, Biovest and ROTH Capital Partners, LLC will host a reception at the Ritz-Carlton Hotel, Orlando Grande Lakes, to further discuss the data with a panel of key opinion leaders. For more details on attending this event, please contact Douglas Calder at 813-507-2633 or at dwcalder@biovest.com.

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About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

For further information, please visit: http://www.biovest.com

Special Note: Biovest expects to soon launch its new website.

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.